Exhibit 99.1

IMPAC MORTGAGE HOLDINGS, INC.

(NYSE: IMH)

NEWS RELEASE

For Immediate Release

Impac Mortgage Holdings, Inc. Reports Record Earnings per Share of $2.46 for 2003 compared to $1.84 for 2002, a 34% Increase

Total Assets Rose 62% to a Record High of $10.7 billion at Year-End

NEWPORT BEACH, CA. – January 29, 2004 – Impac Mortgage Holdings, Inc. (NYSE: IMH), a real estate investment trust (“REIT”), today reported net earnings of $127.2 million, or $2.46 per diluted share, for 2003 compared to net earnings of $74.9 million, or $1.84 per diluted share, for 2002. Net earnings for the fourth quarter were $38.6 million, or $0.70 per diluted share, compared to net earnings of $22.1 million, or $0.50 per diluted share, for the fourth quarter of 2002 and $33.4 million, or $0.63 per diluted share, for the third quarter of 2003.

Estimated taxable income was $127.5 million, or $2.46 per diluted share, for 2003 compared to actual taxable income of $84.4 million, or $2.07 per diluted share, for 2002. Estimated taxable income for the fourth quarter was $40.3 million, or $0.73 per diluted share, compared to estimated taxable income of $24.6 million, or $0.55 per diluted share, for the fourth quarter of 2002 and $32.5 million, or $0.61 per diluted share, for the third quarter of 2003. Please refer to the accompanying financial statements for the calculation of estimated taxable income and a reconciliation of estimated taxable income to net earnings.

Joseph R. Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc., commented, “Our operating results for 2003 exceeded our initial expectations as strong mortgage demand contributed to record loan production which drove balance sheet and earnings growth. Our accomplishments over last year include a 61% increase in total loan production, 62% increase in total assets, 70% increase in net earnings, 51% increase in estimated taxable income, 35% increase in book value and a 76% total annual return to stockholders. Our stock also began trading on the New York Stock Exchange and exceeded $1.0 billion in market capitalization during 2003. Our success in ever-changing interest rate environments and mortgage origination cycles is a testament to our flexibility and efficiency as an originator, acquirer, seller and investor in both fixed and adjustable-rate mortgages and the operating synergies of our various business units within our organizational structure.”

Financial Highlights for 2003

•	Earnings per share increased 34% to $2.46 compared to $1.84 for 2002

•	Estimated taxable income per share increased 19% to $2.46 compared to actual taxable income per share of $2.07 for 2002

•	Cash dividends declared in 2003 increased 16% to $2.05 per share compared to $1.76 per share for 2002

•	Total assets increased 62% to $10.7 billion at year-end from $6.6 billion as of prior year-end

•	Book value per share increased 35% to $9.02 at year-end compared to $6.70 as of prior year-end

•	Return on average assets and equity was 1.55% and 38.26%, respectively, as compared to 1.70% and 28.70%, respectively, for 2002

•	Total market capitalization was approximately $1.0 billion at year-end compared to $521.2 million at prior year-end

•	Dividend yield as of December 31, 2003 was 12.08%, based on an annualized fourth quarter dividend of $0.55 per share and a closing stock price of $18.21

•	Total return to stockholders was 76% based on common stock price appreciation of $6.71 per share and common stock dividends declared of $2.05 per share

•	Impac Funding Corporation (“IFC”), the mortgage operations, acquired and originated $9.5 billion of primarily non-conforming Alt-A mortgages (“Alt-A mortgages”), a 61% increase over $5.9 billion for 2002

•	The long-term investment operations retained $5.8 billion of Alt-A mortgages and originated $290.5 million of small-balance, multi-family mortgages (“multi-family mortgages”) compared to $3.9 billion and $25.8 million, respectively, for 2002

•	Allowance for loan losses increased to $38.6 million, or 39 basis points of loans provided for, at year-end compared to $26.6 million, or 45 basis points of loans provided for, as of prior year-end

•	Average finance receivables to non-affiliates increased 77% to $604.1 million compared to $341.5 million for 2002

•	On July 1, 2003, IMH purchased 100% of the outstanding common stock of IFC resulting in the consolidation of IFC’s operating results with IMH for the last six months of 2003. Prior to July 1, 2003, 99% of IFC’s earnings were recorded as equity in net earnings of IFC on IMH’s consolidated financial statements.

Management Commentary

Mr. Tomkinson remarked, “2003 did present some challenges the most significant of which was higher mortgage prepayment rates. Interest rates remained at historic lows throughout the first half of the year, followed by a rapid rise in the 10-year Treasury yield beginning in June of 2003 which resulted in an industry-wide contraction of mortgage refinance activity. The Mortgage Bankers Association refinance index before and after the spike in the 10-year Treasury yield declined 80% from a high of 9,979 in June of 2003 to 1,982 in August of 2003. However, our continuing focus on Alt-A mortgage products, which we believe are less sensitive to changes in interest rates, enabled us to increase loan volume year-over-year, including the last half of 2003 compared to the first half of 2003. To augment our growth strategy, we increased our bulk purchase of Alt-A mortgages that are substantially in conformance with our underwriting guidelines. This strategy, coupled with our highly competitive adjustable-rate mortgage programs, was very successful as we were able to add high credit quality mortgages with favorable loan-to-value ratios to our mortgage portfolio.”

Mr. Tomkinson added, “Our interest rate bias for 2004 is much the same as 2003. We expect gradually increasing short-term interest rates as economic activity improves. We have already seen a significant shift from fixed-rate mortgages to adjustable-rate mortgages during the third and fourth quarters of 2003, as well as in our mortgage pipeline, as long-term interest rates trended higher. As a result of this trend, we expect to acquire and originate a higher percentage of our overall mortgage loan production in adjustable-rate mortgages throughout 2004. In order to maintain our strategy of retaining all adjustable-rate mortgages and continue growing our balance sheet in 2004, we anticipate that we will need to raise additional cash through the issuance of new shares of common stock. As a result of this plan, we filed a universal shelf registration statement with the Securities and Exchange Commission to issue up to $500.0 million of new securities which became effective earlier this month.”

Mr. Tomkinson further commented, “Although the Mortgage Bankers Association (“MBA”) is predicting a 53% decline in residential originations in 2004, we expect our total mortgage loan production to remain relatively constant for 2004 as compared to 2003. The decline in the MBA estimates is primarily due to an anticipated 58% decline in mortgage refinance activity. Our mortgage refinance share has been historically below the national average and was 51% for 2003 compared to the MBA’s estimated nation-wide refinance share of 66%. Furthermore, our fourth quarter of 2003 refinance share declined to 42% of total production as compared to 54% for the third quarter of 2003 while total production increased 15% over the same period. Therefore, we believe that the decline in refinance activity will not significantly affect our mortgage operations in 2004. Additionally, other recent economic indicators, including increases in existing home sales, residential construction activity and mortgage applications, reinforce our expectation for 2004. As a result, we expect that our adjustable-rate mortgage acquisitions and originations will be a higher percentage of total mortgage production in 2004 than in past years. Therefore, we anticipate less revenue from gain on sale of fixed-rate mortgages than was generated during 2003, which may result in slightly reduced earnings per share during the first and second quarters of 2004 than reported during the fourth quarter of 2003.”

Mr. Tomkinson concluded, “It remains our goal to provide consistent and reliable dividends to our stockholders and, when appropriate, to increase our quarterly dividend to an amount that we believe is sustainable in the future. Therefore, during the fourth quarter of 2003, we increased our dividend 10% to $0.55 per share from the third quarter dividend of $0.50 per share. Additionally, with the passage of the tax reform act of 2003, all dividends paid by IFC to IMH are qualifying dividends taxed at a 15% tax rate. Based upon our estimated taxable income calculations for 2003 and the pro-rata share of dividends distributed by IFC, approximately 25% of the total dividends IMH paid to stockholders during 2003 will be taxed at a 15% tax rate while the remaining 75% of dividends will be taxed as ordinary income. This applies to the five dividends paid during 2003 which includes the dividend paid on January 9, 2003.”

Highlights of Operating Results for 2003

The retention of $6.1 billion of mortgages for 2003 resulted in a 62% increase in total assets to $10.7 billion at year-end. To finance this growth, we raised net cash proceeds of $150.0 million through the sale of common stock which was accretive to book value and increased to $9.02 per share at year-end compared to $6.70 as of prior year-end. The rise in book value per share was also due to a decrease in unrealized loss on certain derivative instruments which decreased to a loss of $12.7 million at year-end as compared to a loss of $50.2 million at prior year-end. In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) the unrealized gain or loss on derivative instruments is reflected as “Other Comprehensive Income” which is a component of stockholders’ equity on our financial statements.

Net earnings generated from the long-term mortgage investment portfolio during 2003 represented 74% of consolidated net earnings compared to 77% during 2002. The percentage decrease partially reflects declining net interest margins during the second and third quarters of 2003, which was offset by increased profitability from the mortgage operations. Conversely, due to improving net interest margins and balance sheet growth, net earnings generated from the long-term mortgage investment portfolio comprised 87% of consolidated net earnings during the fourth quarter of 2003. Net interest margins improved 18 basis points to 1.59% during the fourth quarter of 2003 as compared to the third quarter of 2003 primarily as previously acquired interest rate hedging instruments (“hedges”) that were much more expensive than recently acquired hedges expired during the latter part of 2003. Net interest margins also improved due to the steepness of the yield curve as the 10-year Treasury yield quickly rose after June of 2003, while short-term interest rates, primarily one-month LIBOR which is the indexed used to price our adjustable-rate CMO borrowings, remained relatively flat.

During 2003 the long-term investment operations retained $5.8 billion of primarily Alt-A mortgages from the mortgage operations and originated $290.5 million of multi-family mortgages by Impac Multifamily Capital Corporation (“IMCC”) as compared to $3.9 billion and $25.8 million, respectively, during 2002. Of the $290.5 million of multi-family mortgages originated by IMCC during 2003, $62.7 million were sold to investors at a net gain of $1.0 million. Mortgages retained for long-term investment were primarily financed through the issuance of CMOs and the sale of common stock. In November and December 2003, we completed CMOs of approximately $1.0 billion each month, which provided long-term financing for mortgages primarily acquired and originated during the fourth quarter of 2003. The use of CMO borrowings allows more efficient and effective utilization of available capital and investment in operating businesses at favorable returns while having to raise less capital than may be required with other financing sources, such as reverse repurchase borrowings. As of December 31, 2003, 81% of the long-term mortgage investment portfolio consisted of mortgages with active prepayment penalties and 86% were adjustable-rate mortgages that had an original weighted average credit score of 694 and an original weighted average loan-to-value (“LTV”) of 79%.

Result of Operations – Warehouse Lending Operations

Gretchen Verdugo, Executive Vice President of Impac Warehouse Lending Group, commented, “2003 was another outstanding year for us and our customers as we benefited from a better than projected mortgage origination market. We continued to provide favorable risk-adjusted returns and earnings contribution throughout 2003.” Average outstanding advances to non-affiliated clients increased 77% to $604.1 million as compared to $341.5 million for 2002 as new clients were added and mortgage activity with existing clients reflected the industry-wide increase in mortgage demand during the first half of 2003. As of year-end approved warehouse lines to non-affiliated clients were $1.0 billion of which $630.0 million was outstanding as compared to $665.0 million and $664.0 million, respectively, as of prior year-end.

Results of Operations – Mortgage Operations

Net earnings increased 94% to $33.3 million for 2003 as compared to net earnings of $17.2 million for 2002. Year-over-year net earnings rose primarily as a result of an increase in gain on sale of mortgages which increased to $112.8 million for 2003 compared to $71.1 million for 2002. The increase in gain on sale of mortgages was due to higher sales volume during 2003 which was driven by record mortgage acquisitions and originations. Net earnings for the fourth quarter of 2003 were $4.9 million compared to net earnings of $4.3 million for the fourth quarter of 2002 and $11.5 million for the third quarter of 2003. Net earnings declined during the fourth quarter of 2003 as compared to the third quarter of 2003 as a smaller volume of fixed-rate mortgages were sold to third party investors. However, mortgage acquisitions and originations increased 15% during the fourth quarter of 2003 as compared to the third quarter of 2003 while fixed-rate mortgage production declined to $682.9 million during the fourth quarter of 2003 as compared to $1.2 billion during the third quarter of 2003.

The mortgage operations acquired and originated $9.5 billion of primarily Alt-A mortgages for 2003 compared to $5.9 billion for 2002, a 61% year-over-year increase, with adjustable-rate mortgages accounting for 58% of total mortgage acquisitions and originations during 2003 as compared to 62% during 2002. During the fourth quarter of 2003, as a result of the increase in the 10-year Treasury yield, we believe adjustable-rate mortgages became more attractive to borrowers than traditional fixed-rate mortgages. Adjustable-rate mortgage acquisitions and originations during the fourth quarter of 2004 were 75% of total loan production as compared to 53% during the third quarter of 2003. As of December 31, 2003, the mortgage operations’ pipeline of rate-locked mortgage purchase commitments (“mortgage pipeline”) was $1.5 billion, of which $1.2 billion were adjustable-rate mortgages and $337.6 million were fixed-rate mortgages. The mortgage operations acquired $2.2 billion of bulk mortgage acquisitions (“non-Impac mortgages”), or 23% of total mortgage production, for 2003 as compared to $164.6 million, or 3% of total mortgage production, for 2002. Non-Impac mortgages acquired for 2003 were primarily Alt-A mortgages that were underwritten to guidelines substantially similar to that of the mortgage operations but with better overall credit quality as the original weighted average credit score was 710 with an original weighted average LTV of 73% and average loan size of $274,000. Alt-A mortgages acquired or originated to our specific underwriting guidelines (“Impac mortgages”) had an original weighted average credit score of 698 with an original weighted average LTV of 75% and an average loan size of $221,000.

William S. Ashmore, President and Chief Operating Officer, commented, “We anticipated a gradual increasing mortgage rate environment in 2003 and therefore implemented strategies in early 2003 that resulted in record mortgage acquisitions and originations and profitability. We believe that our business model, which includes centralized operating businesses and a long-term mortgage investment portfolio, gives us more flexibility in generating consistent, reliable earnings and dividends. Our goal of providing consistent and reliable risk-adjusted returns that outperform the market during changing interest rate environments was successful in 2003. Particularly notable was the mortgage operations’ performance during the fourth quarter of 2003 which led to record acquisitions and originations during a general industry-wide decline. We are confident of future prospects for balance sheet and earnings growth as we believe momentum generated during the fourth quarter of 2003 positions us well for 2004.”

For additional information, questions or comments call or write to the investor relations group and ask for Tania Jernigan at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com. The Company has announced a conference call and live web cast on Friday, January 30, 2004 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time). Joseph R. Tomkinson, Chairman and Chief Executive Officer, will discuss results of operations for 2003 and provide a general update followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 5116635, or access the web cast via our web site at http://www.impaccompanies.com/IMH/IMH_main.asp. To participate in the conference call, dial in fifteen minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Impac Mortgage Holdings, Inc./Audio Archives. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet, which will be available on January 30, 2004, by using our e-mail alert feature located at the web site under Impac Mortgage Holdings, Inc./Investor Relations/Email Alerts.

Note: Safe Harbor “Statement under the Private Securities Litigation Reform Act of 1995.” This release contains forward-looking statements including statements relating to the expected performance of the Company’s businesses, operations and dividend and earnings expectations. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the ability to generate sufficient liquidity, the ability to access the equity markets, the ability to generate taxable income and to pay dividends, interest rate fluctuations on our assets that differ from those on our liabilities, increase in prepayment rates on our mortgage assets, changes in assumptions regarding interest rates, the availability of financing and, if available, the terms of any financing, changes in markets which the Company serves, including the market for Alt-A adjustable rate mortgages and fixed rate loans, the acquisition and production of a different composition of mortgages, changes in our assumptions or other general market and economic conditions, other factors described in this press release and our filings with the Securities and Exchange Commission, including “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company’s results may differ materially from its expectations and projections. We will revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.

IMPAC MORTGAGE HOLDINGS, INC.

(in thousands, except per share amounts)

(unaudited)

Balance Sheets:

	As of December 31,
	2003	2002
Cash and cash equivalents	$127,381	$113,345
CMO collateral	8,735,434	5,149,680
Mortgage loans held-for-sale	395,090	—
Finance receivables	630,030	1,140,248
Mortgage loans held-for-investment	652,814	57,536
Allowance for loan losses	(38,596)	(26,602)
Accrued interest receivable	39,347	28,287
Derivative assets	23,479	14,931
Investment in Impac Funding Corporation	—	20,787
Due from affiliates	—	14,500
Other assets	109,678	39,061

Total Assets	$10,674,657	$6,551,773

CMO borrowings	$8,526,838	$5,041,751
Reverse repurchase agreements	1,568,807	1,168,029
Other liabilities	70,522	38,505
Stockholders’ equity	508,490	303,488

Total Liabilities and Stockholders’ Equity	$10,674,657	$6,551,773

Statements of Operations:

	For the Three Months Ended, December 31,		For the Year Ended, December 31,
	2003	2002	2003	2002
Interest income	$97,985	$72,419	$340,827	$226,416
Interest expense	59,210	47,120	220,931	144,807

Net interest income	38,775	25,299	119,896	81,609
Provision for loan losses	3,490	6,546	24,853	19,848

Net interest income after provision for loan losses	35,285	18,753	95,043	61,761

Gain on sale of loans	30,539	—	66,053	—
Equity in net earnings of Impac Funding Corporation	—	4,257	16,698	17,073
Other non-interest income	2,236	1,290	10,923	4,509

Total non-interest income	32,775	5,547	93,674	21,582

Personnel expense	13,223	542	25,267	1,868
General and administrative and other expense	8,226	615	16,609	1,716
Mark-to-market loss - SFAS 133	3,746	—	3,901	—
Professional services	2,142	1,000	6,061	3,649
Write-down on investment securities available-for-sale	118	—	298	1,039
Loss (gain) on disposition of real estate owned	(1,556)	34	(2,632)	154

Total non-interest expense	25,899	2,191	49,504	8,426

Net earnings before taxes	42,161	22,109	139,213	74,917
Income taxes	3,610	—	11,982	—

Net earnings after taxes	$38,551	$22,109	$127,231	$74,917

Net earnings per share:
Basic	$0.72	$0.50	$2.51	$1.87
Diluted	0.70	0.50	2.46	1.84

Dividends declared per common share	$0.55	$0.48	$2.05	$1.76

Weighted average shares outstanding:
Basic	53,744	43,808	50,732	40,099
Diluted	55,012	44,516	51,779	40,773

Common shares outstanding	56,368	45,321	56,368	45,321

IMPAC MORTGAGE HOLDINGS, INC.

(in thousands, except per share amounts)

(unaudited)

Reconciliation of Estimated Taxable Income to Net Earnings (1)

	For the Three Months Ended, December 31,		For the Year Ended, December 31,
	2003	2002 (4)	2003	2002 (3)
Net earnings	$38,551	$22,109	$127,231	$74,917
Adjustments to net earnings:
Loan loss provision	3,490	6,546	24,853	19,848
Dividends from IFC	9,000	2,970	31,385	12,870
Cash received from previously charged-off assets	(1,998)	—	(5,533)	—
Tax loss on sale of investment securities	—	—	(4,725)	—
Tax deduction for actual loan losses	(4,016)	(1,508)	(12,859)	(4,938)
Net earnings of IFC	(4,939)	(4,257)	(33,102)	(17,073)
Net miscellaneous tax adjustments	216	(1,267)	216	(1,267)

Estimated taxable income (2)	$40,304	$24,593	$127,466	$84,357

Estimated taxable income per diluted share	$0.73	$0.55	$2.46	$2.07

Diluted weighted average shares outstanding	55,012	44,516	51,779	40,773

(1)	Estimated taxable income include estimates of book to tax adjustments and can differ from actual taxable income as calculated when the Company files its annual corporate income tax return.
(2)	Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating tax loss carryforwards.
(3)	Actual taxable income per corporate income tax return filed in 2003.
(4)	Estimated taxable income for this period and as reported in prior discloures was adjusted so that estimated taxable income for each quarter of 2002 would tie to actual taxable income for 2002 of $84.4 million.

Yield Analysis of Mortgage Assets and Borrowings on Mortgage Assets

	For the Three Months Ended, December 31, 2003		For the Three Months Ended, December 31, 2002
	Avg Bal	Yield	Avg Bal	Yield
Investment securities available-for-sale	$13,958	26.48%	$26,336	5.36%
CMO collateral	7,901,445	3.66%	4,591,776	4.96%
Mortgage loans held-for-sale	584,061	7.22%	—	—
Mortgage loans held-for-investment	571,757	4.87%	213,402	5.17%
Finance receivables	607,655	4.52%	952,111	4.95%

Total Mortgage Assets	$9,678,876	4.04%	$5,783,625	4.97%

CMO borrowings	7,709,968	2.59%	4,516,563	3.43%
Reverse repurchase agreements	1,591,971	2.34%	1,133,396	2.77%
Borrowings secured by investment securities	—	—	7,893	20.07%

Total Borrowings on Mortgage Assets	$9,301,939	2.54%	$5,657,852	3.32%

Net Interest Spread on Mortgage Assets		1.50%		1.64%
Net Interest Margin on Mortgage Assets		1.59%		1.72%

	For the Year Ended, December 31, 2003		For the Year Ended, December 31, 2002
	Avg Bal	Yield	Avg Bal	Yield
Investment securities available-for-sale	$20,404	17.23%	$28,931	5.31%
CMO collateral	6,620,926	3.90%	3,387,720	5.24%
Mortgage loans held-for-sale	337,669	6.27%	—	—
Mortgage loans held-for-investment	294,869	5.54%	114,519	4.91%
Finance receivables	864,064	4.57%	746,532	5.01%

Total Mortgage Assets	$8,137,932	4.16%	$4,277,702	5.19%

CMO borrowings	6,474,989	2.87%	3,302,988	3.57%
Reverse repurchase agreements	1,374,884	2.36%	814,248	2.90%
Borrowings secured by investment securities	2,709	85.49%	10,037	18.45%

Total Borrowings on Mortgage Assets	$7,852,582	2.81%	$4,127,273	3.47%

Net Interest Spread on Mortgage Assets		1.35%		1.72%
Net Interest Margin on Mortgage Assets		1.45%		1.84%

IMPAC MORTGAGE HOLDINGS, INC.

(in thousands, except per share amounts)

(unaudited)

Mortgage Acquisitions and Originations Summary

	For the Three Months Ended, December 31,				For the Year Ended, December 31,
	2003		2002		2003		2002
	Volume	%	Volume	%	Volume	%	Volume	%
Mortgages by Type:
Fixed rate first trust deeds	$682,886	22	$840,250	50	$3,812,952	40	$2,159,696	36
Fixed rate second trust deeds	81,950	3	20,426	1	181,173	2	82,145	2
Adjustable rate:
Six month LIBOR ARMs	475,607	15	551,761	33	1,611,392	17	2,426,865	41
Six month LIBOR hybrids (1)	1,876,470	60	281,271	16	3,919,604	41	1,276,792	21

Total adjustable rate	2,352,077	75	833,032	49	5,530,996	58	3,703,657	62

Total mortgage acquisitions and originations	$3,116,913		$1,693,708		$9,525,121		$5,945,498

Mortgages by Channel:
Correspondent acquisitions:
Flow	$1,710,972	55	$1,114,206	66	$5,399,428	57	$4,286,905	72
Bulk	852,334	27	164,636	10	2,159,116	23	164,636	3

Total correspondent acquisitions	2,563,306	82	1,278,842	76	7,558,544	80	4,451,541	75

Wholesale and retail originations	406,626	13	301,691	18	1,468,697	15	1,089,008	18
Novelle Financial Services, Inc.	146,981	5	113,175	6	497,880	5	404,949	7

Total mortgage acquisitions and originations	$3,116,913		$1,693,708		$9,525,121		$5,945,498

Mortgages by Credit Quality:
Alt-A loans	$2,956,705	95	$1,575,306	93	$8,988,018	94	$5,515,573	93
B/C loans	160,208	5	118,402	7	537,103	6	429,925	7

Total mortgage acquisitions and originations	$3,116,913		$1,693,708		$9,525,121		$5,945,498

Mortgages by Purpose:
Purchase	$1,796,163	58	$815,440	48	$4,683,202	49	$3,288,566	55
Refinance	1,320,750	42	878,268	52	4,841,919	51	2,656,932	45

Total mortgage acquisitions and originations	$3,116,913		$1,693,708		$9,525,121		$5,945,498

Mortgages by Prepayment Penalty:
With prepayment penalty	$2,268,440	73	$1,385,227	82	$7,165,949	75	$4,677,078	79
Without prepayment penalty	848,473	27	308,481	18	2,359,172	25	1,268,420	21

Total mortgage acquisitions and originations	$3,116,913		$1,693,708		$9,525,121		$5,945,498

Retained Mortgages Summary (2)

	For the Three Months Ended, December 31,				For the Year Ended, December 31,
	2003		2002		2003		2002
	Volume	%	Volume	%	Volume	%	Volume	%
Mortgages by Type:
Fixed rate first trust deeds	$32,436	2	$399,006	32	$706,227	12	$599,566	15
Fixed rate second trust deeds	—	0	—	0	6,744	0	311	0
Adjustable rate:
Six month LIBOR ARMs	466,565	20	625,665	51	1,670,720	27	2,352,863	60
Six month LIBOR hybrids (1)	1,787,328	78	212,497	17	3,694,687	61	964,316	25

Total adjustable rate	2,253,893	98	838,162	68	5,365,407	88	3,317,179	85

Total mortgages retained	$2,286,329		$1,237,168		$6,078,378		$3,917,056

Mortgages by Credit Quality:
Alt-A loans	$2,192,625	96	$1,208,026	98	$5,760,779	95	$3,875,903	99
Multifamily mortgages	84,327	4	$25,799	2	290,527	5	25,799	1
B/C loans	9,377	0	3,343	0	27,072	0	15,354	0

Total mortgages retained	$2,286,329		$1,237,168		$6,078,378		$3,917,056

Mortgages by Purpose:
Purchase	$1,422,432	62	$701,162	57	$3,408,584	56	$2,353,727	60
Refinance	863,897	38	536,006	43	2,669,794	44	1,563,329	40

Total mortgages retained	$2,286,329		$1,237,168		$6,078,378		$3,917,056

Mortgages by Prepayment Penalty:
With prepayment penalty	$1,748,980	76	$1,049,932	85	$4,823,027	79	$3,100,540	79
Without prepayment penalty	537,349	24	187,236	15	1,255,351	21	816,516	21

Total mortgages retained	$2,286,329		$1,237,168		$6,078,378		$3,917,056

(1)	Mortgages are fixed rate for initial two to ten year periods which subsequently adjust to indicated index plus a margin.
(2)	Mortgages are retained for long-term investment and subsequently financed primarily with CMO borrowings.